EX-4(I)
                                                           EXHIBIT (4)(I)
                                                           CONFORMED COPY





                            NOTE PURCHASE AGREEMENT


                           Dated as of June 28, 2000


                                     Among


                           NORTHWEST AIRLINES, INC.,

              STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                             NATIONAL ASSOCIATION,
    as Pass Through Trustee under each of the Pass Through Trust Agreements


                     STATE STREET BANK AND TRUST COMPANY,
                            as Subordination Agent


                  FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                                as Escrow Agent

                                      and

                     STATE STREET BANK AND TRUST COMPANY,
                                as Paying Agent

                       INDEX TO NOTE PURCHASE AGREEMENT

                                                                          Page


Section 1.   Definitions  . . . . . . . . . . . . . . . . . . . . . . . .  -3-

Section 2.   Financing of Aircraft  . . . . . . . . . . . . . . . . . . .  -3-

Section 3.   Conditions Precedent . . . . . . . . . . . . . . . . . . . .  -7-

Section 4.   Representations and Warranties . . . . . . . . . . . . . . .  -8-

Section 5.   Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . -13-

Section 6.   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . -15-

Section 7.   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . -15-

Section 8.   Further Assurances . . . . . . . . . . . . . . . . . . . . . -16-

Section 9.   Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . -16-

Section 10.  Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . -17-

Section 11.  Termination  . . . . . . . . . . . . . . . . . . . . . . . . -21-

Section 12.  Third Party Beneficiary  . . . . . . . . . . . . . . . . . . -21-

Section 13.  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . -21-


                                   SCHEDULES

Schedule I     Aircraft and Scheduled Closing Months
Schedule II    Trust Supplements
Schedule III   Deposit Agreements
Schedule IV    Escrow and Paying Agent Agreements
Schedule V     Mandatory Document Terms
Schedule VI    Mandatory Economic Terms
Schedule VII   Aggregate Amortization Schedule







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                                     ANNEX

Annex A   Definitions


                                   EXHIBITS

Exhibit A-1    Form of Leased Aircraft Participation Agreement
Exhibit A-2    Form of Lease
Exhibit A-3    Form of Leased Aircraft Indenture
Exhibit A-4    Form of Aircraft Purchase Agreement Assignment
Exhibit A-5    Form of Leased Aircraft Trust Agreement
Exhibit A-6    Form of Leased Aircraft Guarantee
Exhibit B      Form of Closing Notice
Exhibit C-1    Form of Owned Aircraft Participation Agreement
Exhibit C-2    Form of Owned Aircraft Indenture
Exhibit C-3    Form of Owned Aircraft Guarantee

                            NOTE PURCHASE AGREEMENT

          This NOTE PURCHASE AGREEMENT, dated as of June 28, 2000, among
(i) Northwest Airlines, Inc., a Minnesota corporation (the "Company"), (ii) State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity except as otherwise expressly provided herein, but solely as trustee (in such capacity together with its successors in such capacity, the "Pass Through Trustee") under each of the two separate Pass Through Trust Agreements (as defined below), (iii) State Street Bank and Trust Company, a Massachusetts trust company, as subordination agent and trustee (in such capacity together with its successors in such capacity, the "Subordination Agent") under the Intercreditor Agreement (as defined below), (iv) First Security Bank, National Association, a national banking association, as Escrow Agent (in such capacity together with its successors in such capacity, the "Escrow Agent"), under each of the Escrow and Paying Agent Agreements (as defined below) and (v) State Street Bank and Trust Company, a Massachusetts trust company, as Paying Agent (in such capacity together with its successors in such capacity, the "Paying Agent") under each of the Escrow and Paying Agent Agreements.

                             W I T N E S S E T H:

          WHEREAS, Northwest Airlines, Inc. has purchased six (6) Boeing 757-200 aircraft listed on Schedule I hereto (the "Existing Aircraft") and has received delivery of, or has commitments from the Seller pursuant to the Aircraft Purchase Agreement for the delivery of, the thirteen (13) Airbus A319-100 aircraft listed in Schedule I hereto (together with any aircraft substituted therefor in accordance with the Aircraft Purchase Agreement prior to the delivery thereof, the "New Aircraft"; together with the Existing Aircraft, the "Aircraft");

          WHEREAS, pursuant to the Basic Pass Through Trust Agreement and each of the Trust Supplements set forth in Schedule II hereto, and concurrently with the execution and delivery of this Agreement, separate grantor trusts (collectively, the "Pass Through Trusts" and, individually, a "Pass Through Trust") have been created to facilitate certain of the transactions contemplated hereby, including, without limitation, the issuance and sale of pass through certificates pursuant thereto (collectively, the "Certificates") to provide for a portion of the financing or refinancing of the Aircraft;

          WHEREAS, the Company has entered into the Underwriting Agreement dated as of June 21, 2000 (the "Underwriting Agreement") with the several underwriters (the "Underwriters") named therein, which provides that the

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Company will cause the Pass Through Trustee of each of the Class G Trust and the Class C Trust to issue and sell the Class G Certificates and the Class C Certificates to the Underwriters;

          WHEREAS, concurrently with the execution and delivery of this Agreement, (i) the Escrow Agents and the Depositaries entered into the Deposit Agreements set forth in Schedule III hereto (the "Deposit Agreements") whereby the applicable Escrow Agent agreed to direct the Underwriters to make certain deposits referred to therein on the Issuance Date (the "Initial Deposits") and to permit the applicable Pass Through Trustee to make additional deposits from time to time thereafter (the Initial Deposits together with such additional deposits are collectively referred to as the "Deposits") and (ii) the Pass Through Trustees, the Underwriters, the Paying Agents and the Escrow Agents entered into the Escrow and Paying Agent Agreements set forth in Schedule IV hereto (the "Escrow and Paying Agent Agreements") whereby, among other things, (a) the applicable Escrow Agents have directed the Underwriters, and the Underwriters agreed to deliver an amount equal to the amount of the Initial Deposits to the applicable Depositary on behalf of the applicable Escrow Agent and (b) the applicable Escrow Agent, upon the applicable Depositary receiving such amount, has agreed to deliver escrow receipts to be affixed to each Certificate;

          WHEREAS, the Company will determine whether to enter into a leveraged lease transaction as lessee with respect to an Aircraft (a "Leased Aircraft") or to issue secured equipment notes in order to finance or refinance an Aircraft (an "Owned Aircraft") and will give to the Pass Through Trustee a Closing Notice (as defined below) specifying its election;

          WHEREAS, upon receipt of a Closing Notice with respect to an Aircraft, subject to the terms and conditions of this Agreement, the applicable Pass Through Trustees will enter into the applicable Financing Agreements relating to such Aircraft;

          WHEREAS, on the Closing Date under the applicable Financing Agreements, each Pass Through Trustee will fund its purchase of Equipment Notes with the proceeds of one or more Deposits withdrawn by the applicable Escrow Agent under the related Deposit Agreement bearing the same interest rate as the Certificates issued by such Pass Through Trust; and

          WHEREAS, concurrently with the execution and delivery of this Agreement, (i) Credit Suisse First Boston, a banking institution organized under the laws of Switzerland, acting through its New York branch (the "Liquidity Provider"), has entered into two (2) revolving credit agreements (each, a "Liquidity Facility"), one each for the benefit of the Certificate Holders of each Pass Through Trust, with the Subordination Agent, as agent for the Pass Through Trustee on behalf of each such Pass Through Trust, (ii) the Pass Through Trustee, the Liquidity Provider, the Policy Provider (as defined below) and the Subordination Agent have entered into the Intercreditor Agreement, dated as of the date hereof (the "Intercreditor Agreement") and (iii) MBIA Insurance Corporation (the "Policy Provider"), the Pass Through Trustee, the Company and the Subordination Agent have entered into an Insurance and Indemnity Agreement (the "Policy Provider Agreement") providing for the issuance by the Policy Provider of the Policy (as defined in the Intercreditor Agreement).

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

          Section 1. Definitions. Capitalized terms used but not defined herein shall have the respective meanings set forth or incorporated by reference in Annex A.

          Section 2. Financing of Aircraft. (a) The Company confirms (i) that it has purchased the Existing Aircraft and (ii) entered into the Aircraft Purchase Agreement with the Seller pursuant to which it has agreed to purchase or has purchased, and the Seller has agreed to deliver or has delivered, the New Aircraft in the months specified in Schedule I hereto, all on and subject to terms and conditions specified in the Aircraft Purchase Agreement. The Company agrees to finance or refinance the Aircraft in the manner provided herein, all on and subject to the terms and conditions hereof and of the relevant Financing Agreements.

          (b) In furtherance of the foregoing, the Company agrees to give the parties hereto, each Depositary and each of the Rating Agencies not less than two (2) Business Days' prior notice (a "Closing Notice") of the scheduled closing date (the "Scheduled Closing Date") (or, in the case of a Substitute Closing Notice under Section 2(f) or (g) hereof, one (1) Business Day's prior notice) of a financing in respect of each Aircraft, which notice shall:

          (i) specify whether the Company has elected to treat such Aircraft as a Leased Aircraft or an Owned Aircraft;

          (ii) specify the Scheduled Closing Date on which the financing therefor in the manner provided herein shall be consummated;

          (iii) instruct the Pass Through Trustees to instruct each Escrow Agent to provide a Notice of Purchase Withdrawal to the Depositary with respect to the Equipment Notes to be issued in connection with the financing of such Aircraft;

          (iv) instruct the Pass Through Trustees to enter into the Participation Agreement with respect to such Aircraft in such form and at such a time on or before the Scheduled Closing Date specified in such Closing Notice and to perform its obligations thereunder;

          (v) specify the aggregate principal amount of each series of Equipment Notes to be issued, and purchased by the Pass Through Trustees, in connection with the financing of such Aircraft on such Scheduled Closing Date (which shall in all respects comply with the Mandatory Economic Terms); and

          (vi) if such Aircraft is to be a Leased Aircraft, certify that the related Owner Participant (A) is not an Affiliate of the Company and (B) based on the representations of such Owner Participant, is either (1) a Qualified Owner Participant or (2) any other person the obligations of which under the Owner Participant Documents (as defined in the applicable Participation Agreement) are guaranteed by a Qualified Owner Participant.

          Notwithstanding the foregoing, in the event the Scheduled Closing Date for any Aircraft to be financed or refinanced pursuant to the terms hereof is on or within 3 Business Days following the date of issuance of the Certificates, the Closing Notice therefor may be delivered to the parties hereto on such Scheduled Closing Date.

          (c) Upon receipt of a Closing Notice, the Pass Through Trustees shall, and shall cause the Subordination Agent to, enter into and perform their obligations under the Participation Agreement specified in such Closing Notice, provided, however, that such Participation Agreement and the other Financing Agreements to be entered into pursuant to such Participation Agreement shall be in the forms thereof annexed hereto in all material respects with such changes therein as shall have been requested by the related Owner Participant (in the case of Lease Financing Agreements), agreed to by the Company and, if modified in any material respect, as to which prior written consent of the Policy Provider shall have been obtained and as to which Rating Agency Confirmation shall have been obtained from each Rating Agency by the Company (to be delivered by the Company to the applicable Pass Through Trustee and the Policy Provider on or before the relevant Closing Date, it being understood that if Policy Provider consent and Rating Agency Confirmation shall have been received with respect to any Financing Agreements and such Financing Agreements are utilized for subsequent Aircraft (or Substitute Aircraft) without material modifications, no additional Policy Provider consent or Rating Agency Confirmation shall be required); provided, however, that the relevant Financing Agreements as executed and delivered shall not vary the Mandatory Economic Terms and shall contain the Mandatory Document Terms (as such Mandatory Document Terms may be modified in accordance with Schedule V hereto). Notwithstanding the foregoing, if any

Financing Agreement annexed hereto shall not have been reviewed by either Rating Agency prior to the Issuance Date, then, prior to the use thereof in connection with the financing of any Aircraft hereunder, the Company shall obtain from each Rating Agency a confirmation that the use of such Financing Agreement would not result in (A) a reduction of the rating for any Class of Certificates below the then current rating for such Class of Certificates (without regard to the Policy) or (B) a withdrawal or suspension of the rating of any Class of Certificates, in each case, without reference to the Policy.

          (d) With respect to each Aircraft, the Company shall cause (i) State Street Bank and Trust Company (or such other person that meets the eligibility requirements to act as loan trustee under the Leased Aircraft Indenture or Owned Aircraft Indenture) to execute as Loan Trustee the Financing Agreements relating to such Aircraft to which such Loan Trustee is intended to be a party and (ii) Northwest Airlines Corporation to execute a Guarantee, and shall concurrently therewith execute such Financing Agreements to which the Company is intended to be a party and perform its respective obligations thereunder. Upon the request of the Policy Provider or either Rating Agency, the Company shall deliver or cause to be delivered to the Policy Provider or each Rating Agency, as the case may be, a true and complete copy of each Financing Agreement relating to the financing of each Aircraft together with a true and complete set of the closing documentation (including legal opinions) delivered to the related Loan Trustee, Subordination Agent and Pass Through Trustee under the related Participation Agreement.

          (e) If after giving any Closing Notice, there shall be a delay in the delivery of a New Aircraft, or if on the Scheduled Closing Date of any Aircraft the financing thereof in the manner contemplated hereby shall not be consummated for whatever reason, the Company shall give the parties hereto and the Policy Provider prompt notice thereof. Concurrent with the giving of such notice of postponement or subsequent thereto, the Company shall give the parties hereto and the Policy Provider a substitute Closing Notice specifying the date (the "Substitute Closing Date") to which the applicable financing shall have been rescheduled, which shall be a Business Day before the Cut-Off Date on which the Escrow Agents shall be entitled to withdraw one or more Deposits under each of the applicable Deposit Agreements to enable each applicable Pass Through Trustee to fund its purchase of the related Equipment Notes. Upon receipt of any such notice of postponement, each applicable Pass Through Trustee shall comply with its obligations under Article IV of each of the Trust Supplements and thereafter the financing or refinancing of the relevant Aircraft shall take place on the Substitute Closing Date therefor (all on and subject to the terms and conditions of the relevant Financing Agreements) unless further postponed as provided herein.

          (f) Anything in this Section 2 to the contrary notwithstanding, the Company shall have the right at any time on or before the Scheduled Closing Date of any Aircraft, and subsequent to its giving a Closing Notice therefor, to postpone the Scheduled Closing Date of such Aircraft so as to enable the Company to change its election to treat such Aircraft as a Leased Aircraft or an Owned Aircraft by written notice of such postponement to the other parties hereto. The Company shall subsequently give the parties hereto a substitute Closing Notice complying with the provisions of Section 2(b) hereof and specifying the new Closing Date for such postponed Aircraft (which shall be a Business Day occurring before the Cut-Off Date and on which the Escrow Agents shall be entitled to withdraw Deposits under each of the applicable Deposit Agreements sufficient to enable each applicable Pass Through Trustee to fund its purchase of the related Equipment Notes). In addition the Company shall have the further right, anything in this Section 2 to the contrary notwithstanding, to accept delivery of a New Aircraft under the Aircraft Purchase Agreement on the Closing Date thereof by utilization of bridge financing of such New Aircraft and thereafter give the parties hereto a Closing Notice specifying a Closing Date no later than the Cut-Off Date and otherwise complying with the provisions of Section 2(b) hereof. All other terms and conditions of this Note Purchase Agreement shall apply to the financing of any such Aircraft on the re-scheduled Closing Date therefor except the re-scheduled Closing Date shall be deemed the Closing Date of such Aircraft for all purposes of this Section 2.

          (g) Anything in this Section 2 to the contrary notwithstanding, the Company shall have the right at any time to convert an Owned Aircraft to a Leased Aircraft by entering into a sale/leaseback transaction; provided, that, prior to, or concurrent with, such conversion, the Company must (i) comply with the conditions set forth in the Leased Aircraft Participation Agreement with respect to such aircraft, (ii) deliver an opinion of counsel that holders of Certificates related to such Aircraft will not recognize income, gain or loss for federal income tax purposes as a result of such conversion and will be subject to federal income tax in the same amount and in the same manner and at the same time as would have been the case if such conversion had not occurred (other than such change in amount, manner and timing of interest that results from any reoptimization of the Equipment Notes permitted pursuant to Section 16 of the applicable Owned Aircraft Participation Agreement in connection with such conversion) and that the Pass Through Trusts will not be subject to federal income tax as a result of such conversion and (iii) obtain Rating Agency Confirmation. If the delivery date for any New Aircraft under the Aircraft Purchase Agreement is delayed for more than 30 days beyond the month scheduled for delivery or beyond the Cut-Off Date, the Company may identify for delivery a substitute aircraft therefor meeting the following conditions (together with the substitute aircraft referred to in the next sentence, a "Substitute Aircraft"): (i) a Substitute Aircraft must be an Airbus Model A319-100 aircraft delivered by the Seller to the Company after the date of this Agreement, (ii) the

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Substitute Aircraft must have been manufactured after the Issuance Date and
(iii) the Company shall be obligated to obtain prior written consent of the Policy Provider and Rating Agency Confirmation in respect of the replacement of any New Aircraft by Substitute Aircraft. Upon the satisfaction of the conditions set forth above with respect to a Substitute Aircraft, the New Aircraft to be replaced shall cease to be subject to this Agreement and all rights and obligations of the parties hereto concerning such New Aircraft shall cease, and such Substitute Aircraft shall become and thereafter be subject to the terms and conditions of this Agreement to the same extent as such New Aircraft.

          (h) The Company shall have no liability for the failure of the Pass Through Trustees to purchase Equipment Notes with respect to any Aircraft or Substitute Aircraft, other than the Company's obligation, if any, to pay the Deposit Make-Whole Amount pursuant to Section 5(a)(i) of this Agreement.

          (i) The parties agree that if, in connection with the delivery of an Aircraft or a Substitute Aircraft or the conversion of an Owned Aircraft to a Leased Aircraft, any Owner Participant who is to be a party to any Lease Financing Agreements shall not be a "citizen of the United States" within the meaning of 49 U.S.C. Section 40102 (a)(15), then the applicable Lease Financing Agreements shall be modified, consistent with the Mandatory Document Terms (as such Mandatory Document Terms may be modified in accordance with Schedule V hereto), to require such Owner Participant to enter into a voting trust, voting powers or similar arrangement satisfactory to the Company that (A) enables such Aircraft or Substitute Aircraft to be registered in the United States and (B) complies with the FAA regulations issued under the Act applicable thereto.

          (j) Anything herein to the contrary notwithstanding, the Company shall not have the right, and shall not be entitled, at any time to request the issuance of Equipment Notes of any series to any Pass Through Trustee in an aggregate principal amount in excess of the amount of the Deposits then available for withdrawal by the Escrow Agent under and in accordance with the provisions of the related Deposit Agreement.

          (k) The Company shall notify the Rating Agencies and the Policy Provider in writing of any lease of an Owned Aircraft pursuant to the terms of an Owned Aircraft Indenture promptly after entering into such lease.

          Section 3. Conditions Precedent. The obligation of the Pass Through Trustees to enter into, and to cause the Subordination Agent to enter into, any Participation Agreement as directed pursuant to a Closing Notice and to perform its obligations under such Participation Agreement is subject to satisfaction of the following conditions:

          (a)  no Triggering Event shall have occurred;

          (b) the Company shall have delivered a certificate to each such Pass Through Trustee, each Liquidity Provider and the Policy Provider stating that (i) such Participation Agreement and the other Financing Agreements to be entered into pursuant to such Participation Agreement do not vary the Mandatory Economic Terms and contain the Mandatory Document Terms (as such Mandatory Document Terms may be modified in accordance with Schedule V hereto) and (ii) any substantive modification of such Financing Agreements from the forms thereof attached to this Agreement do not materially and adversely affect the Liquidity Provider or the Certificate Holders or the Policy Provider, and such certification shall be true and correct; and

          (c) if required by Section 2(c) and in place of the statement in clause (ii) of Section 3(b) above, Rating Agency Confirmation from each Rating Agency and Policy Provider consent.

          Anything herein to the contrary notwithstanding, the obligation of each Pass Through Trustee to purchase Equipment Notes shall terminate on the Cut-Off Date.

          Section 4.  Representations and Warranties.

          (a) The Company represents and warrants on the date hereof and on each Closing Date that:

          (i) the Company is duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and is a "citizen of the United States" as defined in 49 U.S.C. Section 40102(a)(15), and has the full corporate power, authority and legal right under the laws of the State of Minnesota to execute and deliver this Agreement and each Financing Agreement to which it will be a party and to carry out the obligations of the Company under this Agreement and each Financing Agreement to which it will be a party;

          (ii) the execution and delivery by the Company of this Agreement and the performance by the Company of its obligations under this Agreement have been duly authorized by the Company and will not violate its Certificate of Incorporation or by-laws or the provisions of any material indenture, mortgage, contract or other agreement to which it is a party or by which it is bound;

          (iii) this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity; and

          (iv) the statements contained in any certificate delivered pursuant to Section 3(b) are true and correct.

          (b) State Street Bank and Trust Company represents and warrants on the date hereof and on each Closing Date that:

          (i) State Street Bank and Trust Company is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is a "citizen of the United States" as defined in 49 U.S.C. Section 40102 (a)(15), and has the full corporate power, authority and legal right under the laws of the Commonwealth of Massachusetts and the United States pertaining to its banking, trust and fiduciary powers to execute and deliver this Agreement and each Financing Agreement to which it will be a party and to carry out the obligations of State Street Bank and Trust Company, in its capacity as Subordination Agent or Paying Agent, as the case may be, under this Agreement and each Financing Agreement to which it will be a party;

          (ii) the execution and delivery by State Street Bank and Trust Company, in its capacity as Subordination Agent or Paying Agent, as the case may be, of this Agreement and the performance by State Street Bank and Trust Company, in its capacity as Subordination Agent or Paying Agent, as the case may be, of its obligations under this Agreement have been duly authorized by State Street Bank and Trust Company, in its capacity as Subordination Agent or Paying Agent, as the case may be, and will not violate its articles of association or by-laws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it is bound; and

          (iii) this Agreement constitutes the legal, valid and binding obligation of State Street Bank and Trust Company in its capacity as Subordination Agent or Paying Agent, as the case may be, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity.

          (c) The Pass Through Trustee hereby confirms to each of the other parties hereto that its representations and warranties set forth in Section
7.14 of the Basic Pass Through Trust Agreement are true and correct as of the date hereof.

          (d)  The Subordination Agent represents and warrants that:

          (i) the Subordination Agent is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and has the full corporate power, authority and legal right under the laws of the Commonwealth of Massachusetts and the United States pertaining to its banking, trust and fiduciary powers to execute and deliver this Agreement and each Financing Agreement to which it is or will be a party and to perform its obligations under this Agreement and each Financing Agreement to which it is or will be a party;

          (ii) this Agreement has been duly authorized, executed and delivered by the Subordination Agent; this Agreement constitutes the legal, valid and binding obligations of the Subordination Agent enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity;

          (iii) none of the execution, delivery and performance by the Subordination Agent of this Agreement contravenes any law, rule or regulation of the Commonwealth of Massachusetts or any United States governmental authority or agency regulating the Subordination Agent's banking, trust or fiduciary powers or any judgment or order applicable to or binding on the Subordination Agent and do not contravene the Subordination Agent's articles of association or by-laws or result in any breach of, or constitute a default under, any Agreement or instrument to which the Subordination Agent is a party or by which it or any of its properties may be bound;

          (iv) neither the execution and delivery by the Subordination Agent of this Agreement nor the consummation by the Subordination Agent of any of the transactions contemplated hereby requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action with respect to, any Massachusetts governmental authority or agency or any federal Governmental authority or agency regulating the Subordination Agent's banking, trust or fiduciary powers;

          (v) there are no Taxes payable by the Subordination Agent imposed by the Commonwealth of Massachusetts or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by the Subordination Agent of this Agreement (other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement or any of the Liquidity Facilities), and there are no Taxes payable by the Subordination Agent imposed by the Commonwealth of Massachusetts or any political subdivision thereof in connection with the acquisition, possession or ownership by the Subordination Agent of any of the Equipment Notes (other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement or any of the Liquidity Facilities); and

          (vi) there are no pending or threatened actions or proceedings against the Subordination Agent before any court or administrative agency which individually or in the aggregate, if determined adversely to it, would materially adversely affect the ability of the Subordination Agent to perform its obligations under this Agreement.

          (e)  The Escrow Agent represents and warrants that:

          (i) the Escrow Agent is a national banking association duly organized, validly existing and in good standing under the laws of the United States and has the full corporate power, authority and legal right under the laws of the United States pertaining to its banking, trust and fiduciary powers to execute and deliver this Agreement, each Deposit Agreement and each Escrow and Paying Agent Agreement (collectively, the "Escrow Agent Agreements") and to carry out the obligations of the Escrow Agent under each of the Escrow Agent Agreements;

          (ii) the execution and delivery by the Escrow Agent of each of the Escrow Agent Agreements and the performance by the Escrow Agent of its obligations hereunder and thereunder have been duly authorized by the Escrow Agent and will not violate its articles of association or by-laws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it is bound; and

          (iii) each of the Escrow Agent Agreements constitutes the legal, valid and binding obligations of the Escrow Agent enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity.

          (f)  The Paying Agent represents and warrants that:

          (i) the Paying Agent is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the full corporate power, authority and legal right under the laws of the United States pertaining to its banking, trust and fiduciary powers to execute and deliver this Agreement and each Escrow and Paying

     Agent Agreement (collectively, the "Paying Agent Agreements") and to carry out the obligations of the Paying Agent under each of the Paying Agent Agreements;

          (ii) the execution and delivery by the Paying Agent of each of the Paying Agent Agreements and the performance by the Paying Agent of its obligations hereunder and thereunder have been duly authorized by the Paying Agent and will not violate its articles of association or by-laws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it is bound; and

          (iii) each of the Paying Agent Agreements constitutes the legal, valid and binding obligations of the Paying Agent enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity.

          (g) State Street Bank and Trust Company of Connecticut, National Association represents and warrants on the date hereof and on each Closing Date that:

          (i) State Street Bank and Trust Company of Connecticut, National Association is a national association validly existing and in good standing with the Comptroller of the Currency under the laws of the United States and is a "citizen of the United States" as defined in 49 U.S.C. Section 40102 (a)(15), and has the full power, authority and legal right under the laws of the United States pertaining to its banking, trust and fiduciary powers to execute and deliver this Agreement and each Financing Agreement to which it will be a party and to carry out the obligations of State Street Bank and Trust Company of Connecticut, National Association, in its capacity as Pass Through Trustee under this Agreement and each Financing Agreement to which it will be a party;

          (ii) the execution and delivery by State Street Bank and Trust Company of Connecticut, National Association, in its capacity as Pass Through Trustee under this Agreement and the performance by State Street Bank and Trust Company of Connecticut, National Association, in its capacity as Pass Through Trustee, of its obligations under this Agreement have been duly authorized by State Street Bank and Trust Company of Connecticut, National Association, in its capacity as Pass Through Trustee and will not violate its articles of association or by-laws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it is bound; and

          (iii) this Agreement constitutes the legal, valid and binding obligation of State Street Bank and Trust Company of Connecticut, National Association in its capacity as Pass Through Trustee enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity.

          Section 5. Covenants. (a) The Company covenants with each of the other parties hereto that:

          (i) on the date that the Depositary is obligated to pay the amount of the Final Withdrawal to the Paying Agent pursuant to a Deposit Agreement relating to any Trust, the Company shall pay to the Pass Through Trustee of such Trust no later than 1:00 p.m. (New York time) an amount equal to the Deposit Make-Whole Amount, if any, required to be paid in respect of such Final Withdrawal amount;

          (ii) subject to Section 5(a)(iv) of this Agreement, the Company shall at all times maintain its corporate existence and shall not wind up, liquidate or dissolve or take any action, or fail to take any action, that would have the effect of any of the foregoing;

          (iii) the Company shall at all times remain a U.S. Air Carrier (as defined in the Financing Agreements) and shall at all times be otherwise certificated and registered to the extent necessary to entitle (i) in the case of Leased Aircraft, the Owner Trustee (and the Indenture Trustee as assignee of the Owner Trustee's rights under each Lease) to the rights afforded to lessors of aircraft equipment under Section 1110 and (ii) in the case of Owned Aircraft, the Indenture Trustee to the rights afforded to secured parties of aircraft equipment under Section 1110;

          (iv) Section 8(y) of each Participation Agreement is hereby incorporated by reference herein;

          (v) the Company shall not issue Series D Equipment Notes pursuant to any Indenture, unless it shall have received Rating Agency Confirmation, without regard to the Policy. If Series D Equipment Notes are initially issued to other than the pass through trustee for the Class D Certificates, the Company will cause such Series D Equipment notes to be subject to the provisions of the Intercreditor Agreement that allow the "Controlling Party" (as defined in the Intercreditor Agreement), during the continuance of an "Indenture Default" (as defined in the Intercreditor Agreement), to direct the Loan Trustee in taking action under the applicable Indenture; and

          (vi) If the Depositary's short-term rating shall at any time fall below the Depositary Threshold Rating from either Moody's or Standard & Poor's, the Company shall, within 60 days of such event occurring, cause the Depositary to be replaced with a depositary bank (a "Replacement Depositary") on the following terms and conditions:

               (1) the Replacement Depositary must be one that either (x) meets the Depositary Threshold Rating or (y) with respect to which the Company shall have obtained written confirmation from each Rating Agency that such Replacement Depositary will not cause a reduction of any rating then in effect for any Class of Certificates by such Rating Agency (without regard to any downgrading of any rating of the Depositary being replaced and without regard to the Policy) and, in either case, the Company shall have obtained written confirmation from each Rating Agency that such replacement will not cause a reduction or withdrawal of any rating then in effect for either Class of Certificates by such Rating Agency (without regard to any downgrades of any rating of the Depositary being replaced and without regard to the Policy);

               (2) the Company shall cause the Escrow Agent and the Replacement Depositary to enter into a Replacement Deposit Agreement for each Class of Certificates and shall cause the Replacement Depositary to deliver to the Company, the Policy Provider (in the case of the Replacement Deposit Agreement for the Class G Certificates) and each Rating Agency legal opinions and other closing documentation substantially similar to those delivered by the Depositary being replaced in connection with the execution and delivery of the Deposit Agreements being replaced.

     Subject to the foregoing, the Company shall instruct the Pass Through Trustee, and the Pass Through Trustee agrees, to execute and deliver to the Escrow Agent a duly completed Withdrawal Certificate (as defined in the Escrow and Paying Agent Agreement with respect to the Class G Certificates (the "Class G Escrow Agreement")) together with a Notice of Replacement Withdrawal (as defined in the Class G Escrow Agreement). Each of the parties hereto agrees, at the Company's request, to enter into any amendments to this Agreement, the Class G Escrow Agreement and any other Operative Documents as may be necessary or desirable to give effect to the replacement of the Depositary and the Replacement Deposit Agreements. Upon execution and delivery of the Replacement Deposit Agreements, the Replacement Depositary shall be deemed to be the Depositary with all of the rights and obligations of the Depositary hereunder and under the other Operative Documents and the Replacement Deposit Agreement shall be deemed to be the Deposit Agreement hereunder and under the other Operative Documents, except that the obligations of the replaced Depositary under the last sentence of Section 2.2 of the

     Deposit Agreement shall remain in full force and effect notwithstanding the execution and delivery of the Replacement Deposit Agreement.

          (b) State Street Bank and Trust Company, in its individual capacity, covenants with each of the other parties to this Agreement that it will, immediately upon obtaining knowledge of any facts that would cast doubt upon its continuing status as a "citizen of the United States" as defined in 49 U.S.C. Section 40102(a)(15) and promptly upon public disclosure of negotiations in respect of any transaction which would or might adversely affect such status, notify in writing all parties hereto of all relevant matters in connection therewith. Upon State Street Bank and Trust Company giving any such notice, State Street Bank and Trust Company shall, subject to
Section 9.01 of any Indenture then entered into, resign as Trustee in respect of such Indenture.

          Section 6. Notices. Unless otherwise specifically provided herein, all notices required or permitted by the terms of this Agreement shall be in English and in writing, and any such notice shall become effective upon being delivered personally or, if promptly confirmed by mail, when dispatched by facsimile or other written telecommunication, addressed to such party hereto at its address or facsimile number set forth below the signature of such party at the foot of this Agreement. Notice shall be given to the Policy Provider at the address specified in the Policy Provider Agreement.

          Section 7. Expenses. (a) The Company agrees to pay to the Subordination Agent when due an amount or amounts equal to the fees payable to the Liquidity Provider under Section 2.03 of each Liquidity Facility and the related Fee Letter multiplied by a fraction the numerator of which shall be the then outstanding aggregate amount of the Deposits under the Deposit Agreements and the denominator of which shall be the sum of (x) the then outstanding aggregate principal amount of the Series G Equipment Notes and Series C Equipment Notes issued under all of the Indentures and (y) the then outstanding aggregate amount of the Deposits under the Deposit Agreements. The Company agrees to pay the Subordination Agent when due for application in accordance with the Intercreditor Agreement an amount or amounts equal to the fees payable to the Policy Provider under Section 3.02 of the Policy Provider Agreement and the Policy Fee Letter multiplied by a fraction the numerator of which shall be the then outstanding aggregate amount of the Deposits under the Deposit Agreement pertaining to the Class G Trust and the denominator of which shall be the sum of (x) the then outstanding aggregate principal amount of the Series G Equipment Notes issued under all of the Indentures and (y) the then outstanding aggregate amount of the Deposits under the Deposit Agreement pertaining to the Class G Trust.

          (b) So long as no Equipment Notes have been issued in respect of any Aircraft, the Company agrees to pay (i) to the Subordination Agent when due (A) the amount equal to interest on any Downgrade Advance (other than an

Applied Downgrade Advance) payable under Section 3.07 of each Liquidity Facility minus Investment Earnings while such Downgrade Advance shall be outstanding, (B) the amount equal to interest on any Non-Extension Advance (other than an Applied Non-Extension Advance) payable under Section 3.07 of each Liquidity Facility minus Investment Earnings while such Non-Extension Advance shall be outstanding, (C) any other amounts owed to the Liquidity Provider by the Subordination Agent as borrower under each Liquidity Facility (other than amounts due as repayment of advances thereunder or as interest on such advances, except to the extent payable pursuant to clause (A) or (B)),
(ii) all compensation and reimbursement of expenses, disbursements and advances payable by the Company under the Pass Through Trust Agreements,
(iii) all compensation and reimbursement of expenses and disbursements payable to the Subordination Agent under the Intercreditor Agreement except with respect to any income or franchise taxes incurred by the Subordination Agent in connection with the transactions contemplated by the Intercreditor Agreement and (iv) in the event the Company requests any amendment to any Operative Document or to this Note Purchase Agreement, all reasonable fees and expenses (including, without limitation, fees and disbursements of counsel) of the Policy Provider, the Escrow Agent and/or the Paying Agent in connection therewith. For purposes of this Section 7(b), (i) the terms "Applied Downgrade Advance," "Applied Non-Extension Advance," "Downgrade Advance" and "Non-Extension Advance" shall have the meanings specified in each Liquidity Facility and (ii) the term "Investment Earnings" shall have the meaning specified in the Intercreditor Agreement.

          Section 8. Further Assurances. Each party hereto shall duly execute, acknowledge and deliver, or shall cause to be executed, acknowledged and delivered, all such further agreements, instruments, certificates or documents, and shall do and cause to be done such further acts and things, in any case, as any other party hereto shall reasonably request in connection with its administration of, or to carry out more effectually the purposes of, or to better assure and confirm unto it the rights and benefits to be provided under, this Agreement.

          Section 9. Miscellaneous. (a) Provided that the transactions contemplated hereby have been consummated, and except as otherwise provided for herein, the representations, warranties and agreements herein of the Company, the Subordination Agent, the Escrow Agent, the Paying Agent and the Pass Through Trustee, and the Company's, the Subordination Agent's, the Escrow Agent's, the Paying Agent's and the Pass Through Trustee's obligations under any and all thereof, shall survive the expiration or other termination of this Agreement and the other agreements referred to herein.

          (b) This Agreement may be executed in any number of counterparts (and each of the parties hereto shall not be required to execute the same counterpart). Each counterpart of this Agreement, including a signature page executed by each of the parties hereto, shall be an original counterpart of this Agreement, but all of such counterparts together shall constitute one instrument. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought. The index preceding this Agreement and the headings of the various Sections of this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors and permitted assigns, the Pass Through Trustee and its successors as Pass Through Trustee (and any additional trustee appointed) under any of the Pass Through Trust Agreements, the Escrow Agent and its successors as Escrow Agent under the Escrow and Paying Agent Agreements, the Paying Agent and its successors as Paying Agent under the Escrow and Paying Agent Agreement and the Subordination Agent and its successors as Subordination Agent under the Intercreditor Agreement.

          (c) This Agreement is not intended to, and shall not provide any person not a party hereto (other than the Underwriters, the Policy Provider as beneficiary of Section 5(a)(vi) and the second paragraph of Section 10 hereof, and each of the beneficiaries of Section 7 hereof) with any rights of any nature whatsoever against any of the parties hereto, and no person not a party hereto (other than the Underwriters, the Policy Provider and each of the beneficiaries of Section 7 hereof) shall have any right, power or privilege in respect of, or have any benefit or interest arising out of, this Agreement.

          Section 10. Indemnity. The Company hereby agrees to indemnify each Indemnitee against, and agrees to protect, defend, save and keep harmless each thereof from any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, out-of-pocket costs, expenses, and disbursements, of whatsoever kind and nature (collectively called "Expenses") imposed on, incurred by or asserted against any Indemnitee, in any way relating to or arising out of (A) any of the Financing Agreements or any lease or sublease of any Aircraft or the enforcement of any of the terms thereof or any amendment, modification or waiver in respect thereof, (B) the manufacture, purchase, acceptance or rejection of the Airframe (as defined in the Participation Agreement) or any Engine (as defined in the Participation Agreement), (C) the Aircraft (or any portion thereof or any Engine or engine affixed to the Airframe) whether or not arising out of the finance, refinance, ownership, delivery, nondelivery, storage, lease, sublease, sub-sublease, possession, use, non-use, operation, maintenance, registration, reregistration, condition, modification, alteration, replacement, repair, substitution, sale, return or other disposition of the Aircraft (or any portion thereof or any Engine or engine affixed to the Airframe) including, without limitation, latent or other defects, whether or not discoverable, strict tort liability and any claim for patent, trademark or copyright infringement, or (D) the offer, sale or delivery of the Equipment Notes (the indemnity in this clause (D) to extend also to any person who controls an Indemnitee within the meaning of Section 15 of the Securities Act of 1933, as amended); provided that the foregoing indemnity as to any Indemnitee shall not extend to any Expense resulting from or arising out of or which would not have occurred but for one or more of the following: (A) any representation or warranty by such Indemnitee (or any of its affiliates) in the Financing Agreements or in connection therewith being incorrect in any material respect, or (B) the failure by such Indemnitee (or any of its affiliates) to perform or observe any agreement, covenant or condition in any of the Financing Agreements applicable to it (except to the extent such failure was caused directly by the failure of the Company to perform any obligation under a Financing Agreement), or (C) the willful misconduct or the gross negligence of such Indemnitee (or any of its affiliates) other than gross negligence imputed to such Indemnitee (or any of its affiliates) solely by reason of its interest in the Aircraft), or (D) any Tax, or (E) the authorization or giving or withholding of any future amendments, supplements, waivers or consents with respect to any of the Financing Agreements other than such as have been consented to, approved, authorized or requested by the Company, or (F) subject to the next succeeding paragraph, any loss of tax benefits or increase in tax liability under any tax law whether or not the Company is required to indemnify therefor pursuant to this Agreement, or (G) any Expense which is specified to be for the account of an Indemnitee pursuant to any Financing Agreement without express right of reimbursement under any Financing Agreement. The foregoing indemnity shall not extend to any Expense to the extent that such Expense is not caused by, or does not arise out of, an act, omission or event which occurs prior to the payment of all payments required to be paid by the Company under the Financing Agreements.

          The Company further agrees to indemnify the Policy Provider from and against, and agrees to protect, save and keep harmless the Policy Provider from any and all Expenses imposed on, incurred by or asserted against any of them in any way relating to, based on or arising from the enforcement by the Policy Provider of its rights as a subrogee under the Class G Escrow and Agreement; provided, that the foregoing indemnity shall not extend to the Policy Provider with respect to any loss, claim or expense to the extent such loss, claim or expense is attributable to the Policy Provider's gross negligence or willful misconduct and provided, further, that the Policy Provider shall have no claim against any "Collateral" or "Trust Indenture Estate" (as such terms are defined in the Financing Agreements) for any payments under this Section 10.

          The Company further agrees that any payment or indemnity pursuant to this Section 10 in respect of any Expenses shall be in an amount which, after deduction of all Taxes required to be paid by such recipient with respect to such payment or indemnity under the laws of any Federal, state or local government or taxing authority in the United States, or under the laws of any taxing authority or governmental subdivision of a foreign country, or any territory or possession of the United States or any international authority, shall be equal to the excess, if any, of (A) the amount of such Expense over (B) the net reduction in Taxes required to be paid by such recipient resulting from the accrual or payment of such Expense.

          If, by reason of any Expense payment made to or for the account of an Indemnitee by the Company pursuant to this Section 10, such Indemnitee subsequently realizes a tax deduction or credit (including foreign tax credit and any reduction in Taxes) not previously taken into account in computing such payment, such Indemnitee shall promptly pay to the Company, but only if the Company shall have made all payments then due and owing to such Indemnitee under the Financing Agreements, an amount equal to the sum of (I) the actual reduction in Taxes realized by such Indemnitee which is attributable to such deduction or credit, and (II) the actual reduction in Taxes realized by such Indemnitee as a result of any payment made by such Indemnitee pursuant to this sentence.

          If a claim is made against an Indemnitee involving one or more Expenses and such Indemnitee has notice thereof, such Indemnitee shall promptly, upon receiving such notice, give notice of such claim to the Company; provided that the failure to provide such notice shall not release the Company from any of its obligations to indemnify hereunder, and no payment by the Company to an Indemnitee pursuant to this Section 10 shall be deemed to constitute a waiver or release of any right or remedy which the Company may have against such Indemnitee for any actual damages as a result of the failure by such Indemnitee to give the Company such notice. The Company shall be entitled, at its sole cost and expense, acting through counsel acceptable to the respective Indemnitee, (A) so long as the Company has agreed in a writing acceptable to such Indemnitee that the Company is liable to such Indemnitee for such Expense hereunder (unless such Expense is covered by the proviso to the first paragraph of this Section 10), in any judicial or administrative proceeding that involves solely a claim for one or more Expenses, to assume responsibility for and control thereof, (B) so long as the Company has agreed in a writing acceptable to such Indemnitee that the Company is liable to such Indemnitee for such Expense hereunder (unless such Expense is covered by the proviso to the first paragraph of this Section 10), in any judicial or administrative proceeding involving a claim for one or more Expenses and other claims related or unrelated to the transactions contemplated by the Financing Agreements, to assume responsibility for and control of such claim for Expenses to the extent that the same may be and is severed from such other claims (and such Indemnitee shall use its best efforts to obtain such severance), and (C) in any other case, to be consulted by such Indemnitee with respect to judicial proceedings subject to the control of such Indemnitee. Notwithstanding any of the foregoing to the contrary, the Company shall not be entitled to assume responsibility for and control of any such judicial or administrative proceedings (M) while an event of default shall have occurred and be continuing under any of the Financing Agreements or (N) if such proceeding could be in the good faith opinion of such Indemnitee entail any material risk of criminal liability or present a conflict of interest making separate representation necessary. The affected Indemnitee may participate at its own expense and with its own counsel in any judicial proceeding controlled by the Company pursuant to the preceding provisions.

          The affected Indemnitee shall supply the Company with such information reasonably requested by the Company as is necessary or advisable for the Company to control or participate in any proceeding to the extent permitted by this Section 10. Such Indemnitee shall not enter into a settlement or other compromise with respect to any Expense without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, unless such Indemnitee waives its right to be indemnified with respect to such Expense under this Section 10.

          The Company shall supply the affected Indemnitee with such information reasonably requested by such Indemnitee as is necessary or advisable for such Indemnitee to control or participate in any proceeding to the extent permitted by this Section 10.

          When the Company or the insurers under a policy of insurance maintained by the Company undertakes the defense of an Indemnitee with respect to an Expense, no additional legal fees or expenses of such Indemnitee in connection with the defense of such Indemnitee shall be indemnified hereunder unless such fees or expenses were incurred at the written request of the Company or such insurers, provided that no such defense shall be compromised or settled on a basis that admits any gross negligence or willful misconduct on the part of such Indemnitee without such Indemnitee's prior consent.

          In the event that the Company shall have paid an amount to an Indemnitee pursuant to this Section 10, and such Indemnitee subsequently shall be reimbursed in respect of such indemnified amount from any other Person, such Indemnitee shall promptly pay to the Company an amount equal to the amount of such reimbursement (but in no event more than such payment from the Company) plus any net tax benefit (or minus any net tax detriment) realized by such Indemnitee as a result of any reimbursement received and payment made by such Indemnitee pursuant to this sentence, provided that (i) no event of default has occurred and is continuing under any of the Financing Agreements and (ii) such Indemnitee shall have no obligation to reimburse the Company if the Company has not paid such Indemnitee all amounts required pursuant to this Section 10 and any other amounts then due to such Indemnitee from the Company under any of the Financing Agreements.

          The Company's obligations under the indemnities provided for in this Agreement shall be those of a primary obligor, whether or not the Person indemnified shall also be indemnified with respect to the same matter under the terms of any other document or instrument, and the Person seeking indemnification from the Company pursuant to this Section 10 may proceed directly against the Company without first seeking to enforce any other right of indemnification.

          Section 11. Termination. This Agreement shall terminate on the Delivery Period Termination Date or, if earlier, the date on which Equipment Notes issued with respect to all of the Aircraft have been purchased by the Pass Through Trustees in accordance with this Agreement; provided, that, the provisions of Sections 7, 8, 9 and the second paragraph of Section 10 hereof shall survive any termination of this Agreement.

          Section 12. Third Party Beneficiary. The Policy Provider shall be an express third party beneficiary with respect to enforcement of Section 5(a)(vi) and the second paragraph of Section 10 hereof.

          Section 13. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                    (This space intentionally left blank.)

          IN WITNESS WHEREOF, the parties hereto have caused this Note Purchase Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                    NORTHWEST AIRLINES, INC.


                                    By:______________________________________
                                       Name:
                                       Title:
                                       Address:

                                       Attention:
                                       Facsimile:



                                    STATE STREET BANK AND TRUST COMPANY OF
                                      CONNECTICUT, NATIONAL ASSOCIATION, not in its individual capacity, except as otherwise provided herein, but solely as Pass Through Trustee


                                    By:______________________________________
                                       Name:
                                       Title:
                                       Address:

                                       Attention:
                                       Facsimile:

                                    STATE STREET BANK AND TRUST COMPANY, not
                                      in its individual capacity, except as
                                      otherwise provided herein, but solely as Subordination Agent


                                    By:______________________________________
                                       Name:
                                       Title:
                                       Address:

                                       Attention:
                                       Facsimile:


                                    FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                                      as Escrow Agent


                                    By:______________________________________
                                       Name:
                                       Title:
                                       Address:

                                       Attention:
                                       Facsimile:


                                    STATE STREET BANK AND TRUST COMPANY, as
                                      Paying Agent


                                    By:______________________________________
                                       Name:
                                       Title:
                                       Address:

                                       Attention:
                                       Facsimile:

                                 SCHEDULE I TO
                            NOTE PURCHASE AGREEMENT
                AIRCRAFT AND ACTUAL OR EXPECTED DELIVERY MONTHS

                              EXISTING AIRCRAFT
                              -----------------

     Existing          Registration       Manufacturer's
  Aircraft Type           Number          Serial Number      Delivery Months
----------------       ------------       --------------     ---------------

Boeing 757-200           N544US               26491              May 1996
Boeing 757-200           N545US               26492             June 1996
Boeing 757-200           N546US               26493             July 1996
Boeing 757-200           N547US               26494            August 1996
Boeing 757-200           N548US               26495            August 1996
Boeing 757-200           N549US               26496           September 1996



                                NEW AIRCRAFT
                                ------------

                       Expected           Expected            Actual or
      New            Registration       Manufacturer's        Scheduled
 Aircraft Type          Number          Serial Number      Delivery Months
--------------       ------------      --------------      ---------------

Airbus A319-100         N315NB              1230              May 2000
Airbus A319-100         N316NB              1249              June 2000
Airbus A319-100         N317NB              1324           September 2000
Airbus A319-100         N318NB              1325           September 2000
Airbus A319-100         N319NB              1346            October 2000
Airbus A319-100         N320NB                              December 2000
Airbus A319-100         N321NB                              January 2001
Airbus A319-100         N322NB                              February 2001
Airbus A319-100         N323NB                               March 2001
Airbus A319-100         N324NB                               March 2001
Airbus A319-100         N325NB                                May 2001
Airbus A319-100         N326NB                                May 2001
Airbus A319-100         N327NB                                June 2001

                                SCHEDULE II TO
                            NOTE PURCHASE AGREEMENT

                               TRUST SUPPLEMENTS

          Trust Supplement, dated as of the Issuance Date, among the Company, NWA Corp. and the Pass Through Trustee in respect of Northwest Airlines Pass Through Trust, Series 2000-1G.

          Trust Supplement, dated as of the Issuance Date, among the Company, NWA Corp. and the Pass Through Trustee in respect of Northwest Airlines Pass Through Trust, Series 2000-1C.

                                SCHEDULE III TO
                            NOTE PURCHASE AGREEMENT

                              DEPOSIT AGREEMENTS

          Deposit Agreement (Class G), dated as of the Issuance Date, between the Depositary and the Escrow Agent.

          Deposit Agreement (Class C), dated as of the Issuance Date, between the Depositary and the Escrow Agent.

                                SCHEDULE IV TO
                            NOTE PURCHASE AGREEMENT

                      ESCROW AND PAYING AGENT AGREEMENTS

          Escrow and Paying Agent Agreement (Class G), dated as of the Issuance Date, among the Escrow Agent, the Underwriters, the Pass Through Trustee and the Paying Agent.

          Escrow and Paying Agent Agreement (Class C), dated as of the Issuance Date, among the Escrow Agent, the Underwriters, the Pass Through Trustee and the Paying Agent.

                                 SCHEDULE V TO
                            NOTE PURCHASE AGREEMENT

                           MANDATORY DOCUMENT TERMS

          The terms "Trust Indenture Form," "Lease Form" and "Participation Agreement Form" shall have the respective meanings specified in Schedule VI to the Note Purchase Agreement.

          1. May not modify in any material adverse respect as regards the interests of the Note Holders, the Subordination Agent, the Liquidity Provider, the Policy Provider or the Indenture Trustee, the Granting Clause of the Trust Indenture Form so as to deprive the Note Holders of a first priority security interest in and mortgage lien on the Aircraft and, in the case of a Leased Aircraft Indenture, the Lease or to eliminate any of the obligations intended to be secured thereby or otherwise modify in any material adverse respect as regards the interests of the Note Holders, the Subordination Agent, the Liquidity Provider, the Policy Provider or the Indenture Trustee the provisions of Article II or III or Sections 4.02, 4.03, 4.04, 5.02, 5.06, 9.01 or the first sentence of Section 10.11 of the Leased Aircraft Indenture Form for the Leased Aircraft or Article II or III or Sections 4.01, 4.02, 5.02, 7.06(a), 7.06(b), 10.01, or the first sentence of
Section 11.11 of the Owned Aircraft Indenture Form for the Owned Aircraft.

          2. May not modify in any material adverse respect as regards the interests of the Note Holders, the Subordination Agent, the Liquidity Provider, the Policy Provider or the Indenture Trustee the provisions of
Section 3(d)(v), Section 3(f), Section 7(a)(I)(i), clause (6) of the final paragraph of Section 10(a), Section 16, Section 18, the first and third sentences of Section 20 or the penultimate sentence of Section 24 of the Lease Form or otherwise modify the terms of the Lease Form so as to deprive the Indenture Trustee of rights expressly granted to the "Indenture Trustee" therein.

          3. May not modify in any material adverse respect as regards the interests of the Note Holders, the Subordination Agent, the Liquidity Provider or the Indenture Trustee the provisions of Section 4(a)(ix)(1), 4(a)(ix)(2), 4(a)(ix)(3), 4(a)(xxiii) to the extent such section requires special counsel for the Lessee to deliver an opinion relating to Section 1110 of the Bankruptcy Code, Sections 8(q), 8(cc), 11(b), 12 or the penultimate sentence of Section 15(c), 15(e) or the provisions of Sections 4(a)(xi), 4(a)(xii), 4(a)(xiii), 4(a)(xiv), 4(a)(xv) and 4(a)(xvi) of the Participation Agreement Form so as to eliminate the requirement to deliver to the Loan Participant or the Indenture Trustee, as the case may be, the legal opinions to be provided to such Persons thereunder (recognizing that the lawyers rendering such opinions may be changed) or the provisions of Section 8(f)(ii)(C) or otherwise modify the terms of the Participation Agreement Form to deprive the Subordination Agent, the Liquidity Provider or the Indenture Trustee of any indemnity or right of reimbursement in its favor for Expenses or Taxes.

          4. May not modify, in any material adverse respect as regards the interests of the Note Holders, the Subordination Agent, the Liquidity Provider or the Indenture Trustee, the definition of "Make-Whole Amount" in the Leased Aircraft Indenture Form (with respect to Equipment Notes relating to Leased Aircraft) or in Annex A to the Owned Aircraft Indenture Form (with respect to Equipment Notes relating to Owned Aircraft).

          Notwithstanding the foregoing, any such Mandatory Document Term may be modified to correct or supplement any such provision which may be defective or to cure any ambiguity or correct any mistake, provided, however, that any such action shall not materially adversely affect the interests of the Note Holders, the Subordination Agent, the Liquidity Provider, the Policy Provider, the Indenture Trustee or the Certificate Holders.

                                SCHEDULE VI TO
                            NOTE PURCHASE AGREEMENT

                           MANDATORY ECONOMIC TERMS

                                EQUIPMENT NOTES

Obligor:  Northwest Airlines, Inc. or an Owner Trust

- The maximum principal amount of all the Equipment Notes issued with respect to an Aircraft shall not exceed the maximum principal amount of Equipment Notes indicated for each such Aircraft as set forth in the following table:

                                             Actual/          Maximum
                                            Expected         Principal
                                          Registration       Amount of
     Aircraft Type                           Number        Equipment Notes
     -------------                        ------------     ---------------

     Airbus A319-100 . . . . . . . . . .     N315NB          $27,643,000
     Airbus A319-100 . . . . . . . . . .     N316NB           27,643,000
     Airbus A319-100 . . . . . . . . . .     N317NB           27,643,000
     Airbus A319-100 . . . . . . . . . .     N318NB           27,643,000
     Airbus A319-100 . . . . . . . . . .     N319NB           27,643,000
     Airbus A319-100 . . . . . . . . . .     N320NB           27,643,000
     Airbus A319-100 . . . . . . . . . .     N321NB           27,643,000
     Airbus A319-100 . . . . . . . . . .     N322NB           27,643,000
     Airbus A319-100 . . . . . . . . . .     N323NB           27,643,000
     Airbus A319-100 . . . . . . . . . .     N324NB           27,643,000
     Airbus A319-100 . . . . . . . . . .     N325NB           27,643,000
     Airbus A319-100 . . . . . . . . . .     N326NB           27,643,000
     Airbus A319-100 . . . . . . . . . .     N327NB           27,643,000
     Boeing 757-200  . . . . . . . . . .     N544US           33,624,000
     Boeing 757-200  . . . . . . . . . .     N545US           33,672,000
     Boeing 757-200  . . . . . . . . . .     N546US           33,717,600
     Boeing 757-200  . . . . . . . . . .     N547US           33,763,200
     Boeing 757-200  . . . . . . . . . .     N548US           33,763,200
     Boeing 757-200  . . . . . . . . . .     N549US           33,811,200

- The loan to aircraft value ratio with respect to each Aircraft (computed on the basis of the Appraised Base Value of such Aircraft and the Depreciation Assumption) at the time of issuance of the related Equipment Notes and on any Regular Distribution Date thereafter shall not exceed the amounts set forth in the following table:

                                       Actual/
                                       Expected      Series G     Series C
                                     Registration   Equipment    Equipment
Aircraft Type                           Number        Notes        Notes
-------------                        ------------   ---------    ----------

Airbus A319-100 . . . . . . . . .       N315NB        62.0%        70.2%
Airbus A319-100 . . . . . . . . .       N316NB        62.0%        70.1%
Airbus A319-100 . . . . . . . . .       N317NB        62.0%        69.7%
Airbus A319-100 . . . . . . . . .       N318NB        62.0%        69.7%
Airbus A319-100 . . . . . . . . .       N319NB        62.0%        69.4%
Airbus A319-100 . . . . . . . . .       N320NB        62.0%        69.2%
Airbus A319-100 . . . . . . . . .       N321NB        61.8%        69.0%
Airbus A319-100 . . . . . . . . .       N322NB        61.7%        68.9%
Airbus A319-100 . . . . . . . . .       N323NB        61.7%        68.8%
Airbus A319-100 . . . . . . . . .       N324NB        61.7%        68.8%
Airbus A319-100 . . . . . . . . .       N325NB        61.4%        68.5%
Airbus A319-100 . . . . . . . . .       N326NB        61.4%        68.5%
Airbus A319-100 . . . . . . . . .       N327NB        61.3%        68.4%
Boeing 757-200  . . . . . . . . .       N544US        62.0%        72.0%
Boeing 757-200  . . . . . . . . .       N545US        62.0%        72.0%
Boeing 757-200  . . . . . . . . .       N546US        62.0%        72.0%
Boeing 757-200  . . . . . . . . .       N547US        62.0%        72.0%
Boeing 757-200  . . . . . . . . .       N548US        62.0%        72.0%
Boeing 757-200  . . . . . . . . .       N549US        62.0%        72.0%


- As of each Regular Distribution Date after the Delivery Period Termination Date, the LTV for each Class of Certificates (computed as of any such date on the basis of the Appraised Base Value of the Aircraft that have been delivered and the Depreciation Assumption) will not exceed 60% for the Class G Certificates and 68% for the Class C Certificates.

- The initial average life of the Series G Equipment Notes and the Series C Equipment Notes on any Aircraft will not be more than
         14.5 years and 8.0 years, respectively, in each case from the Issuance Date.

- As of the first Regular Distribution Date following the Delivery Period Termination Date the average life of each Class of

         Certificates (computed without regard to the acceleration of any Equipment Notes and after giving effect to any special distribution on the Certificates thereafter required in respect of unused Deposits) shall be not less than the minimum nor more than the maximum years from the Issuance Date set forth in the following table:

                                        Class G               Class C
                                      Certificates         Certificates
                                      ------------         ------------

 Minimum . . . . . . . . . . . .       10.0 years            5.0 years
 Maximum . . . . . . . . . . . .       12.5 years            7.0 years


- The final maturity date of the Series G Equipment Notes and the Series C Equipment Notes will not extend beyond October 1, 2019 and April 1, 2010, respectively.

- At the earlier of the date on which all Aircraft have been delivered and all Equipment Notes issued and the Delivery Period Termination Date, the aggregate principal amount of each Series of Equipment Notes shall equal the original aggregate face amount of the related Class of Certificates without giving effect to any principal payments on such Equipment Notes but after giving effect to any reductions to the Pool Balance for such Class of Certificates from Deposits not used to purchase Equipment Notes on or before such date.

- The interest rate applicable to each Series of Equipment Notes must be equal to the rate applicable to the Certificates issued by the corresponding Trust.

- The payment dates for the Equipment Notes and basic rent under the Leases must be April 1 and October 1, provided that at Northwest's election, basic rent may also be paid at the commencement of a Lease.


- Basic rent (and supplemental rent), stipulated loss values and termination values under the Leases must be sufficient to pay amounts due with respect to the related Equipment Notes.

- The amounts payable under the all-risk aircraft hull insurance maintained with respect to each Aircraft must be sufficient to pay the applicable stipulated loss value or, in the case of Owned Aircraft, unpaid principal amount of the related Equipment Notes, subject to certain rights of self-insurance.

- (a) The past due rate in the Indentures and the Leases, (b) the Make-Whole Premium payable under the Indentures, (c) the provisions relating to the redemption and purchase of Equipment Notes in the Indentures, (d) the minimum liability insurance amount on Aircraft in the Leases and (e) the indemnification of the Loan Trustees, Subordination Agent, Liquidity Provider, Policy Provider, Trustees, Escrow Agents and registered holders of the Equipment Notes (in such capacity, the "Note Holders") with respect to certain taxes and expenses, in each case must be no less favorable to the Loan Trustees, Subordination Agent, the Liquidity Provider, the Policy Provider, the Trustees, the Escrow Agents and the Note Holders than as set forth in the form of Participation Agreements, Lease and Indentures.

Past Due Rate:  Debt Rate plus 2% per annum.
Payment Dates: April 1 and October 1, commencing with the first such date after the applicable Equipment Notes are issued.

Lease Term: The Basic Lease Term shall expire by its terms on or after final maturity date of the related Series G or Series C Equipment Notes.

                                SCHEDULE VII TO
                            NOTE PURCHASE AGREEMENT

                        AGGREGATE AMORTIZATION SCHEDULE


                                                             2000-1C Trust
                                         2000-1G Trust      Equipment Notes
                                        Equipment Notes        Scheduled
                                       Scheduled Payments     Payments of
                                          of Principal         Principal

Date                                        Class G             Class C
----                                   ------------------   ---------------

October 1, 2000 . . . . . . . . . . .  $               -                   -
April 1, 2001 . . . . . . . . . . . .        2,366,115.75       3,109,213.28
October 1, 2001 . . . . . . . . . . .        5,807,893.68       3,331,240.42
April 1, 2002 . . . . . . . . . . . .       11,953,639.00         469,166.05
October 1, 2002 . . . . . . . . . . .        9,799,039.58         382,363.68
April 1, 2003 . . . . . . . . . . . .        6,862,150.32                  -
October 1, 2003 . . . . . . . . . . .        6,446,615.20           1,402.71
April 1, 2004 . . . . . . . . . . . .        7,879,025.66         853,525.65
October 1, 2004 . . . . . . . . . . .        6,953,436.99         719,140.76
April 1, 2005 . . . . . . . . . . . .        7,064,272.76       1,190,014.19
October 1, 2005 . . . . . . . . . . .        6,955,275.80         498,184.13
April 1, 2006 . . . . . . . . . . . .        6,692,311.65       1,317,585.26
October 1, 2006 . . . . . . . . . . .        7,377,003.85       2,522,611.52
April 1, 2007 . . . . . . . . . . . .        6,424,806.37       2,012,863.66
October 1, 2007 . . . . . . . . . . .        7,956,006.30       2,187,628.54
April 1, 2008 . . . . . . . . . . . .        8,393,226.86       6,192,547.63
October 1, 2008 . . . . . . . . . . .        7,553,419.00         395,696.49
April 1, 2009 . . . . . . . . . . . .        5,429,320.17         643,664.91
October 1, 2009 . . . . . . . . . . .       10,554,114.99      19,202,093.61
April 1, 2010 . . . . . . . . . . . .        3,330,812.86         853,057.51
October 1, 2010 . . . . . . . . . . .       10,995,098.61                  -
April 1, 2011 . . . . . . . . . . . .        3,627,988.35                  -
October 1, 2011 . . . . . . . . . . .       17,042,520.16                  -
April 1, 2012 . . . . . . . . . . . .        3,968,084.39                  -
October 1, 2012 . . . . . . . . . . .       24,733,545.25                  -
April 1, 2013 . . . . . . . . . . . .        2,549,086.75                  -
October 1, 2013 . . . . . . . . . . .       32,288,682.06                  -
April 1, 2014 . . . . . . . . . . . .        2,549,086.75                  -
October 1, 2014 . . . . . . . . . . .       29,370,881.21                  -
April 1, 2015 . . . . . . . . . . . .        2,894,275.45                  -
October 1, 2015                             46,921,981.86                  -
April 1, 2016 . . . . . . . . . . . .       12,706,718.20                  -

October 1, 2016 . . . . . . . . . . .       19,199,088.78                  -
April 1, 2017 . . . . . . . . . . . .        7,038,886.69                  -
October 1, 2017 . . . . . . . . . . .       50,227,958.85                  -
April 1, 2018 . . . . . . . . . . . .       13,708,945.25                  -
October 1, 2018                             26,751,677.53                  -
April 1, 2019                               19,322,570.02                  -
October 1, 2019                             14,623,437.05                  -
Total                                      476,319,000.00      45,882,000.00

                                  ANNEX A TO
                            NOTE PURCHASE AGREEMENT

                                  DEFINITIONS

                 "Act" means 49 U.S.C. ss.ss. 40101-46507.

                 "Affiliate" means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person. For purposes of this definition, "control" means the power, directly or indirectly, to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise and "controlling," "controlled by" and "under common control with" have correlative meanings.

                 "Aircraft" means six Boeing 757-200 aircraft delivered new to the Company in 1996 and thirteen new Airbus A319-100 aircraft which were sold or are expected to be sold to the Company or the Owner Trustee during the period from May 2000 through June 2001.

                 "Aircraft Purchase Agreements" means (a) the A319 Purchase Agreement dated as of September 19, 1997 between the Company and AVSA, S.A.R.L. and (b) Purchase Agreement No. 1631 between The Boeing Company and the Company, dated December 1, 1989, as subsequently amended (including, in each case, all exhibits thereto, together with all letter Agreements entered into that by their terms constitute part of any such Purchase Agreements).

                 "Aircraft Purchase Agreement Assignment" means a Purchase Agreement Assignment substantially in the form of Exhibit A-4 to the Note Purchase Agreement.

                 "Assumed Amortization Schedule" means Schedule VII to the Note Purchase Agreement.

                 "Average Life Date" means, for any Equipment Note, the date which follows the time of determination by a period equal to the Remaining Weighted Average Life of such Equipment Note.

                 "Bankruptcy Code" means the United States Bankruptcy Code, 11 U.S.C. ss.ss. 101 et seq.

                 "Basic Pass Through Trust Agreement" means the Pass Through Trust Agreement, dated as of June 3, 1999, among the Company, Northwest Airlines Corporation and the Pass Through Trustee, as amended, supplemented, amended or modified, but does not include any Trust Supplement.

                 "Business Day" means any day, other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in New York, New York, Minneapolis, Minnesota, Chicago, Illinois, Hartford, Connecticut, Boston, Massachusetts or Salt Lake City, Utah.

                 "Certificate" has the meaning set forth in the recitals to the Note Purchase Agreement.

                 "Certificate Holder" means the Person in whose name a Certificate is registered in the Register.

                 "Class" means the class of Certificates issued by each Pass Through Trust.

                 "Class C Certificates" means the Class C Certificates issued by the Northwest Airlines Pass Through Trust, Series 2000-1C.

                 "Class C Trust" means the Northwest Airlines Pass Through Trust, Series 2000-1C formed pursuant to the Basic Pass Through Trust Agreement and Class C Trust Supplement.

                 "Class D Certificates" means the certificates, if any, issued by Northwest Airlines, Inc. and designated Class D certificates, in connection with a secured financing or leveraged lease transaction relating to an aircraft which will be used in its operations.

                 "Class G Certificates" means the Class G Certificates issued by the Northwest Airlines Pass Through Trust, Series 2000-1G.

                 "Class G Trust" means the Northwest Airlines Pass Through Trust, Series 2000-1G formed pursuant to the Basic Pass Through Trust Agreement and Class G Trust Supplement.

                 "Closing Date" means the Business Day on which a closing occurs under the Financing Agreements.

                 "Closing Notice" has the meaning set forth in Section 2(b) hereof.

                 "Company" means Northwest Airlines, Inc., a Minnesota corporation.

                 "Cut-Off Date" means the earlier of (a) the day after the Delivery Period Termination Date and (b) the date on which a Triggering Event occurs.

                 "Delivery Period Termination Date" means September 30, 2001.

                 "Deposit" has the meaning set forth in the recitals to the Note Purchase Agreement.

                 "Deposit Agreement" has the meaning set forth in the recitals to the Note Purchase Agreement.

                 "Deposit Make-Whole Amount" means, with respect to the distribution of unused Deposits to holders of any Class of Certificates, as of any date of determination, an amount equal to the excess, if any, of (a) the present value of the excess of (i) the scheduled payment of principal and interest to maturity of the related Series of Equipment Notes, assuming the maximum principal amount thereof (the "Maximum Amount") minus the Non-Premium Amount were issued, on each remaining Regular Distribution Date for such Class under the Assumed Amortization Schedule over (ii) the scheduled payment of principal and interest to maturity of the Equipment Notes actually acquired by the Trustee for such Class on each such Regular Distribution Date, such present value computed by discounting such excess on a semiannual basis on each Regular Distribution Date (assuming a 360-day year of twelve 30-day months) using a discount rate equal to the Treasury Yield plus 197 basis points in the case of the Class G Certificates and 285 basis points in the case of Class C Certificates over (b) the amount of such unused Deposits to be distributed to the holders of such Certificates, minus the Non-Premium Amount plus accrued and unpaid interest on such net amount to but excluding the date of determination from and including the preceding Regular Distribution Date (or if such date of determination precedes the first Regular Distribution Date, the Issuance Date).

                 "Depositary" means ABN AMRO Bank N.V., doing business through a United States branch, a banking institution organized under the laws of The Netherlands.

                 "Depositary Threshold Rating" means, with respect to the Depositary or any Replacement Depositary, short-term unsecured rating of A-1+ from Standard & Poor's and P-1 from Moody's.

                 "Equipment Notes" means and includes any secured certificates issued under any Indenture in the form specified in Section 2.01 thereof (as such form may be varied pursuant to the terms of such Indenture) and any Equipment Note issued under any Indenture in exchange for or replacement of any other Equipment Note.

                 "Escrow Agent" has the meaning set forth in the first paragraph of the Note Purchase Agreement.

                 "Escrow and Paying Agent Agreement" has the meaning set forth in the recitals to the Note Purchase Agreement.

                 "Existing Aircraft" has the meaning set forth in the recitals to the Note Purchase Agreement.

                 "FAA" means the Federal Aviation Administration of the United States.

                 "Fee Letter" means the Fee Letter dated as of the date hereof among the Liquidity Provider, the Subordination Agent and Northwest with respect to the Liquidity Facilities."

                 "Final Withdrawal" with respect to each Escrow and Paying Agent Agreement, has the meaning set forth in Section 1.2 thereof.

                 "Financing Agreements" means, collectively, the Lease Financing Agreements and the Owner Financing Agreements.

                 "Government Entity" means (a) any federal, state, provincial or similar government, and any body, board, department, commission, court, tribunal, authority, agency or other instrumentality of any such government or otherwise exercising any executive, legislative, judicial, administrative or regulatory functions of such government or (b) any other government entity having jurisdiction over any matter contemplated by the Operative Documents or relating to the observance or performance of the obligations of any of the parties to the Operative Documents.

                 "Guarantee" means a Guarantee whereby Northwest Airlines Corporation guarantees (i) the Company's obligations under a Lease (in the case of a Leased Aircraft) or (ii) the Company's obligations under an Owned Aircraft Indenture (in the case of an Owned Aircraft).

                 "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.

                 "Indemnitee" means the Escrow Agent and the Paying Agent.

                 "Indentures" means, collectively, the Leased Aircraft Indentures and the Owned Aircraft Indentures.

                 "Initial Deposits" has the meaning set forth in the recitals to the Note Purchase Agreement.

                 "Intercreditor Agreement" has the meaning set forth in the recitals to the Note Purchase Agreement.

                 "Issuance Date" means the date of the original issuance of the Certificates.

                 "Law" means (a) any constitution, treaty, statute, law, decree, regulation, order, rule or directive of any Government Entity, and
(b) any judicial or administrative interpretation or application of, or decision under, any of the foregoing.

                 "Lease" means a Lease Agreement substantially in the form of Exhibit A-2 to the Note Purchase Agreement.

                 "Lease Financing Agreements" means, collectively, the Aircraft Purchase Agreement Assignment, the Leased Aircraft Participation Agreement, the Lease, the Leased Aircraft Indenture, the Equipment Notes issued under the Leased Aircraft Indenture, the Guarantee and the Trust Agreement relating to the financing of a Leased Aircraft.

                 "Lease Period" has the meaning set forth in the Participation Agreement.

                 "Leased Aircraft" means an Aircraft subject to a Lease.

                 "Leased Aircraft Indenture" means a Trust Indenture and Security Agreement substantially in the form of Exhibit A-3 to the Note Purchase Agreement.

                 "Leased Aircraft Participation Agreement" means a Participation Agreement substantially in the form of Exhibit A-1 to the Note Purchase Agreement.

                 "Liquidity Facility" has the meaning set forth in the recitals to the Note Purchase Agreement.

                 "Liquidity Provider" has the meaning set forth in the recitals to the Note Purchase Agreement.

                 "Loan Trustee" means the "Indenture Trustee" as defined in the Financing Agreements.

                 "Mandatory Document Terms" means the terms set forth on
Schedule V to the Note Purchase Agreement.

                 "Mandatory Economic Terms" means the terms set forth on
Schedule VI to the Note Purchase Agreement.

                 "New Aircraft" has the meaning set forth in the recitals to the Note Purchase Agreement.

                 "Non-Premium Amount" means the amount equal to the sum of unused Deposits to be distributed (i) due to the failure of an Aircraft to be delivered prior to the Delivery Period Termination Date due to any reason not occasioned by the Company's fault or negligence and (ii) in the case of Class C Certificates, $7.5 million.

                 "Note Purchase Agreement" means the Note Purchase Agreement to which this Annex A is attached.

                 "Notice of Purchase Withdrawal" with respect to each Deposit Agreement, has the meaning set forth in Section 2.3 thereof.

                 "NWA Corp." means Northwest Airlines Corporation, a Delaware corporation.

                 "Operative Documents" means, collectively, the Pass Through Trust Agreements, the Escrow and Paying Agent Agreements, the Deposit Agreements, the Liquidity Facilities, the Intercreditor Agreement, the Certificates and the Financing Agreements.

                 "Owned Aircraft" means an Aircraft subject to an Owned Aircraft Indenture.

                 "Owned Aircraft Indenture" means a Trust Indenture and Security Agreement substantially in the form of Exhibit C-2 to the Note Purchase Agreement.

                 "Owned Aircraft Participation Agreement" means a
Participation Agreement substantially in the form of Exhibit C-1 to the Note Purchase Agreement.

                 "Owner Financing Agreements" means, collectively, the Owned Aircraft Participation Agreement, the Guarantee, the Owned Aircraft Indenture and the Equipment Notes issued thereunder.

                 "Owner Participant" means, with respect to any Leased Aircraft, the Person named as the Owner Participant in the Participation Agreement with respect to such Leased Aircraft.

                 "Owner Trust" means with respect to any Leased Aircraft, the trust created by the "Trust Agreement" referred to in the Leased Aircraft Indenture related thereto.

                 "Owner Trustee" means with respect to any Leased Aircraft, the "Owner Trustee" party to the "Trust Agreement" referred to in the Leased Aircraft Indenture related thereto.

                 "Participation Agreements" means, collectively, the Leased Aircraft Participation Agreements and the Owned Aircraft Participation Agreements.

                 "Pass Through Trust" has the meaning set forth in the recitals to the Note Purchase Agreement.

                 "Pass Through Trust Agreement" means each of the two separate Trust Supplements, together in each case with the Basic Pass Through Trust Agreement, each dated as of the Issuance Date, by and between the Lessee and Pass Through Trustee.

                 "Pass Through Trustee" has the meaning set forth in the first paragraph of the Note Purchase Agreement.

                 "Paying Agent" has the meaning set forth in the first paragraph of the Note Purchase Agreement.

                 "Person" means any individual, firm, partnership, joint venture, trust, trustee, Government Entity, organization, association, corporation, government agency, committee, department, authority and other body, corporate or incorporate, whether having distinct legal status or not, or any member of any of the same.

                 "Policy" means the Financial Guaranty Insurance Policy No. 32575 issued as of the Closing Date, by the Policy Provider in favor of the Subordination Agent, for the benefit of the Class G Certificateholders, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

                 "Policy Fee Letter" means the fee letter agreement, dated as of June 28, 2000, by and among the Company, the Policy Provider and the Subordination Agent.

                 "Policy Provider" means MBIA Insurance Corporation, or any successor thereto, as issuer of the Policy.

                 "Qualified Owner Participant" means a Person which has a tangible net worth (exclusive of goodwill) greater than $50,000,000.

                 "Rating Agencies" means, collectively, at any time, each nationally recognized rating agency which shall have been requested to rate the Certificates and which shall then be rating the Certificates. The initial Rating Agencies will be Moody's Investors Service, Inc. and Standard & Poor's Ratings Services, a division of McGraw-Hill Inc.

                 "Rating Agency Confirmation" means, with respect to any Financing Agreement that has been modified in any material respect from the forms thereof attached to the Note Purchase Agreement or with respect to the issuance of Class D Certificates or Series D Equipment Notes, a written confirmation from each of the Rating Agencies that the use of such Financing Agreement with such modifications or the issuance of such Class D Certificates or Series D Equipment Notes, as the case may be, whichever of the foregoing shall in a particular case require Rating Agency Confirmation, would not result in (i) a reduction of the rating for any Class of Certificates below the then current rating for such class of Certificates (without regard to the Policy) or (ii) a withdrawal or suspension of the rating of any Class of Certificates, in each case, without reference to the Policy.

                 "Register" means the register maintained pursuant to Sections 3.04 and 7.11 of the Basic Pass Through Trust Agreement with respect to each Pass Through Trust.

                 "Regular Distribution Dates" shall mean April 1 and October 1 of each year, commencing October 1, 2000.

                 "Remaining Weighted Average Life" means, on a given date with respect to any Equipment Note, the number of days equal to the quotient obtained by dividing (a) the sum of each of the products obtained by multiplying (i) the amount of each then remaining scheduled payment of principal of such Equipment Note, including the payment due on the maturity of such Equipment Note by (ii) the number of days from and including such determination date to but excluding the date on which such payment of principal is scheduled to be made, by (b) the then outstanding principal amount of such Equipment Note.

                 "Replacement Depositary" has the meaning set forth in
Section 5(a)(vi) of the Note Purchase Agreement.

                 "Replacement Depositary Agreement" means, for any Class of Certificates, a deposit agreement substantially in the form of the replaced Deposit Agreement for such Class of Certificates as shall permit the Rating Agencies to confirm in writing their respective ratings then in effect for such Class of Certificates (before the downgrading of such ratings, if any, as a result of the downgrading of the Depositary and, in the case of the Class G Certificates, without regard to the Policy).

                 "Scheduled Closing Date"  has the meaning set forth in
Section 2(b) hereof.

                 "Section 1110" means 11 U.S.C. Section 1110 of the Bankruptcy Code or any successor or analogous Section of the federal bankruptcy law in effect from time to time.

                 "Seller" means AVSA, S.A.R.L.

                 "Series C Equipment Notes" means Equipment Notes issued under an Indenture and designated as "Series C" thereunder.

                 "Series D Equipment Notes" means Equipment Notes issued under an Indenture and designated as "Series D" thereunder.

                 "Series G Equipment Notes" means Equipment Notes issued under an Indenture and designated as "Series G" thereunder.

                 "Subordination Agent" has the meaning set forth in the first paragraph of the Note Purchase Agreement.

                 "Substitute Aircraft" has the meaning set forth in Section 2(g) of the Note Purchase Agreement.

                 "Substitute Closing Date" has the meaning set forth in
Section 2(e) of the Note Purchase Agreement.

                 "Taxes" means all license, recording, documentary, registration and other similar fees and all taxes, levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever imposed by any Taxing Authority, together with any penalties, additions to tax, fines or interest thereon or additions thereto.

                 "Taxing Authority" means any federal, state or local government or other taxing authority in the United States, any foreign government or any political subdivision or taxing authority thereof, any international taxing authority or any territory or possession of the United States or any taxing authority thereof.

                 "Treasury Yield" means, as of any date of determination, with respect to any Equipment Note (utilizing the Assumed Amortization Schedule applicable thereto), the interest rate (expressed as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date of such Equipment Note and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Average Life Date of such Equipment Note and (B) the other maturing as close as possible to, but later than, the Average Life Date of such Equipment Note, in each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Equipment Note is reported on the most recent H.15(519), such weekly average yield to maturity as published in such H.15(519).

                 "Triggering Event" has the meaning assigned to such term in the Intercreditor Agreement.

                 "Trust Agreement" means a Trust Agreement substantially in the form of Exhibit A-5 to the Note Purchase Agreement.

                 "Trust Supplement" means an agreement supplemental to the Basic Pass Through Trust Agreement pursuant to which (i) a separate trust is created for the benefit of the holders of the Certificates of a class, (ii) the issuance of the Certificates of such class representing fractional undivided interests in such trust is authorized and (iii) the terms of the Certificates of such class are established.

                 "Underwriters" has the meaning set forth in the recitals to the Note Purchase Agreement.

                 "Underwriting Agreement" has the meaning set forth in the recitals to the Note Purchase Agreement.